News Release

For Release April 22, 2015

9:00 A.M.

Contact:	Joseph G. Sawyer, Executive Vice President & Chief Financial Officer or
Robin D. Brown, Executive Vice President & Director of Marketing
(803) 951- 2265

First Community Corporation Announces First Quarter Results and Cash Dividend

Highlights

•	Earnings of $1.40 million, a 62.9% increase in net income year-over-year
•	EPS of $0.21 per common share, a 50% increase year-over-year
•	Loan growth of $10.5 million, a 9.5% annualized rate of increase
•	Pure deposit growth of $28.0 million, a 22.2% annualized rate of increase
•	Total assets of $835.8 million, an increase of 4.8% year-over-year
•	Year-over-year increases in fees from mortgage and financial planning business units of 18.6% and 15.1%, respectively
•	Regulatory capital ratios remain strong at 10.26% (Tier 1 Leverage) and 16.77% (Total Capital) along with Tangible Common Equity / Tangible Assets (TCE/TA) ratio of 8.42%
•	Non-performing assets (NPAs) of 1.05%
•	Cash dividend of $0.07 per common share, which is the 53rd consecutive quarter of cash dividends paid to common shareholders

Lexington, SC – April 22, 2015 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the first quarter of 2015. Net income for the first quarter of 2015 was $1.40 million as compared to $862 thousand in the first quarter of 2014. Diluted earnings per common share were $0.21 for the first quarter of 2015 as compared to $0.14 for the first quarter of 2014.

First Community President and CEO, Mike Crapps, commented, “We are extremely pleased with positive results in the first quarter of 2015 across so many of our performance metrics. Of particular note is the growth of $10.5 million in our loan portfolio, which is the result of our focused efforts in this key performance area. We are beginning to see the benefit of several initiatives implemented in the loan area during 2014.”

As previously announced, the company expanded its footprint in the Midlands of South Carolina with the opening of a banking office in the town of Blythewood. Construction was completed during the first quarter of 2015 and the new office opened on April 9th. Mr. Crapps commented, “The Blythewood community has been extremely supportive of our bank and we are excited to be a part of its future. We look forward to working with Blythewood businesses and professionals to help them meet their financial goals.”

Cash Dividend and Capital

The Board of Directors has approved a cash dividend for the first quarter of 2015. The company will pay a $0.07 per share dividend to holders of the company’s common stock. This dividend is payable May 15, 2015 to shareholders of record as of May 4, 2015. Mr. Crapps commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 53rd consecutive quarter.”

Each of the regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) exceed the well capitalized minimum levels currently required by regulatory statute. At March 31, 2015, the company’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 10.26%, 15.95%, and 16.77%, respectively. This compares to the same ratios as of March 31, 2014, of 10.67%, 15.67%, and 16.51%, respectively. Additionally, the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were 9.73%, 15.15%, and 15.98% respectively as of March 31, 2015. Further, the company’s ratio of tangible common equity to tangible assets was 8.42% as of March 31, 2015. As of March 31, 2015, the company began calculating the Common Equity Tier One ratio which is 13.10% for the company and 15.20% for the bank.

Asset Quality

The non-performing assets ratio remained an area of strength for the company, decreasing to 1.05% of total assets, as compared to the prior quarter ratio of 1.18%. Trouble debt restructurings, that are still accruing interest, remained relatively stable at $1.95 million at March 31, 2015. Loans past due 30-89 days were $2.6 million (0.58% of loans) this quarter, an increase of $865 thousand on a linked quarter basis. This increase over the prior quarter was primarily due to one loan.

Net loan charge-offs for the quarter were $286 thousand (0.24% annualized ratio) as compared to the 2014 fourth quarter total of $202 thousand (0.16% annualized ratio). The company believes that these levels compare very favorably to its peer group average.

The provision for loan loss reserves as of March 31, 2015 was $406 thousand, which increased on a linked quarter basis from $178 thousand. This increase reflects the company’s overall assessment of the allowance for loan losses including the increase in loan balances during the first quarter.

The ratio of classified loans plus OREO now stands at 18.41% of total regulatory risk-based capital as of March 31, 2015.

Balance Sheet

(Numbers in millions)
	Quarter ended	Quarter ended
	3/31/15	12/31/14	$ Variance	% Variance
Assets
Investments	$274.1	$282.8	$(8.7)	(3.1%)
Loans	454.3	443.8	10.5	2.4%

Liabilities
Total Pure Deposits	$532.5	$504.5	$28.0	5.6%
Certificates of Deposit	162.1	165.1	(3.0)	(1.8%)
Total Deposits	$694.6	$669.6	$25.0	3.7%

Customer Cash Management	16.7	17.4	(0.7)	(4.0%)
FHLB Advances	27.6	28.8	(1.2)	(4.2%)

Total Funding	$738.9	$715.8	$23.1	3.2%
Cost of Funds*	0.46%	0.47%		(1 bp )
(*including demand deposits)
Cost of Deposits	0.26%	0.26%		0 bps

Mr. Crapps commented, “First quarter results were strong with significant growth of $10.5 million in our loan portfolio. Pure deposit growth continues to be an area of strength for the company and in the first quarter of 2015, balances grew by $28 million. Deposits at quarter end did include approximately $12 million that was only on deposit for a brief period of time.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income was $6.5 million for the first quarter of 2015 an increase of $300 thousand over fourth quarter net interest income of $6.2 million. First quarter net interest margin, on a tax equivalent basis, was 3.62%. compared to net interest margin of 3.36% in the fourth quarter. This increase in net interest margin was partially attributed to the recognition of a credit mark on two purchased impaired loans included as part of the acquisition of Savannah River Financial Corporation that were paid off during the quarter. Excluding the benefit from the credit mark, the net interest margin for the first quarter would have been approximately 3.40% on a tax equivalent basis.

Non-Interest Income

Non-interest income, adjusted for securities gains and losses, increased by $106 thousand as compared to the first quarter of 2014. This was partially driven by the mortgage line of business which experienced an increase year-over-year of $116 thousand. Production was $26.9 million during the first quarter of 2015, significantly higher than $19.3 million during the same period in 2014. Mr. Crapps noted, “Our mortgage line of business had strong production during the quarter, exceeding our expectations. Yields were somewhat lower than anticipated due to a higher mix of refinance loans and construction-permanent loans. We anticipate yields returning to normal levels in future quarters.”

Revenue earned in the first quarter of this year in the financial planning and investment advisory line of business was $296 thousand, an increase of 15.2% compared to first quarter of 2014 which had revenues of $257 thousand. Mr. Crapps commented, “In addition to developing new customer relationships, this line of business continues to grow recurring revenue streams that will be a benefit during future periods.”

Non-Interest Expense

Non-interest expense was relatively stable on a linked quarter basis with total non-interest expense of $6.1 million.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank operates fifteen banking offices located in the Midlands, Aiken, and Augusta, Georgia in addition to two other lines of business, First Community Bank Mortgage and First Community Financial Consultants, a financial planning/investment advisory division.

FORWARD-LOOKING STATEMENTS Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (6) technology and cybersercurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; and (7) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

###

FIRST COMMUNITY CORPORATION

QUARTERLY INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2015	2014	2014

Interest income	$7,283	$7,078	$6,403
Interest expense	835	887	907
Net interest income	6,448	6,191	5,496
Provision for loan losses	406	178	150
Net interest income after provision	6,042	6,013	5,346

Non Interest Income
Deposit service charges	347	372	366
Mortgage banking income	735	849	619
Investment advisory fees and non-deposit commissions	296	546	257
Gain on sale of securities	104	80	8
Gain (loss) on sale of other assets	4	(9)	12
Loss on early extinguishment of debt	(103)	(284)
Other	598	585	613
Total Non Interest Income	1,981	2,139	1,875
Non Interest Expense
Salaries and employee benefits	3,565	3,545	3,424
Occupancy	485	515	413
Equipment	402	377	339
Marketing and public relations	226	147	161
FDIC assessment	138	128	124
Other real estate expense	154	193	138
Amortization of intangibles	103	111	42
Merger expenses	—	29	420
Other	1,027	1,044	965
Total Non Interest Expense	6,100	6,089	6,026
Income before taxes	1,923	2,063	1,195
Income tax expense	519	557	333
Net income	$1,404	$1,506	$862

Primary earnings per common share	$0.22	$0.23	$0.14
Diluted earnings per common share	$0.21	$0.22	$0.14

Average number of shares outstanding basic	6,522,420	6,662,514	6,168,949
Average number shares outstanding diluted	6,664,654	6,733,513	6,228,512
Shares outstanding period end	6,683,960	6,664,391	6,652,189

Return on Average Assets	0.70%	0.73%	0.48%
Return on Average Common Equity	7.54%	8.13%	5.49%
Return on Average Common Tangible Equity	8.23%	8.88%	5.89%
Net Interest Margin	3.51%	3.27%	3.32%
Net Interest Margin (Tax Equivalent)	3.62%	3.36%	3.40%
Efficiency ratio	73.27%	73.81%	81.84%

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	As of
	March 31,	December 31,	March 31,
	2015	2014	2014

Total Assets	$835,819	$812,363	$797,873
Other Short-term Investments (1)	32,674	10,052	24,055
Investment Securities	274,094	282,814	255,484
Loans held for sale	5,446	4,124	3,837
Loans	454,301	443,844	443,868
Allowance for Loan Losses	4,252	4,132	4,161
Total Deposits	694,573	669,583	654,438
Securities Sold Under Agreements to Repurchase	16,684	17,383	19,492
Federal Home Loan Bank Advances	27,552	28,807	34,321
Junior Subordinated Debt	15,464	15,464	15,464
Shareholders' equity	76,548	74,528	68,765

Book Value Per Common Share	$11.45	$11.18	$10.34
Tangible Book Value Per Common Share	$10.44	$10.25	$9.40
Tangible Book Value per common share (excluding AOCI)	$11.13	$10.99	$9.53
Equity to Assets	9.16%	9.17%	8.62%
Tangible common equity to tangible assets	8.42%	8.48%	7.90%
Loan (Incl Held for Sale) to Deposit Ratio	65.41%	66.29%	68.41%
Allowance for Loan Losses/Loans	0.94%	0.93%	0.94%
Allowance for Loan Losses plus credit mark/Loans	1.22%	1.33%	1.36%
Regulatory Ratios:
Leverage Ratio	10.26%	10.02%	10.67%
Tier 1 Capital Ratio	15.95%	16.12%	15.67%
Total Capital Ratio	16.77%	16.94%	16.51%
Common Equity Tier 1 ratio	13.10%	N/A	N/A
Tier 1 Regulatory Capital	$82,466	$81,431	$77,691
Total Regulatory Capital	$86,718	$85,563	$81,851
Common Equity Capital	$67,728	N/A	N/A

(1) Includes federal funds sold, securities sold under agreement to resell and interest-bearing deposits

Quarterly Average Balances:

	Three months ended
	March 31,	December 31,	March 31,
	2015	2014	2014

Average Total Assets	$813,229	$820,861	$732,727
Average Loans (Incl Held for Sale)	450,988	451,334	415,785
Average Earning Assets	744,029	751,935	671,583
Average Deposits	668,835	676,415	585,990
Average Other Borrowings	62,977	64,540	77,435
Average Shareholders' Equity	75,552	73,523	63,625

Asset Quality;	As of
	March 31,	December 31,	March 31,
	2015	2014	2014

Non-accrual loans	$5,943	$6,585	$7,865
Other real estate owned and repossessed assets	2,817	2,943	3,147
Accruing loans past due 90 days or more	—	—	125
Total nonperforming assets	$8,760	$9,528	$11,137
Accruing trouble debt restructurings	$1,954	$2,200	$568

Loan Risk Rating by Category (End of Period)
Special Mention	$12,314	$13,818	$13,891
Substandard	12,356	13,500	15,358
Doubtful	—	—	—
Pass	429,631	416,526	414,619
	$454,301	$443,844	$443,868

	Three months ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Loans charged-off	$347	$273	$222
Overdrafts charged-off	11	13	8
Loan recoveries	(68)	(84)	(19)
Overdraft recoveries	(4)	—	(3)
Net Charge-offs	$286	$202	$208
Net charge-offs to average loans	0.06%	0.04%	0.05%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Three months ended March 31, 2015			Three months ended March 31, 2014
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$450,988	$5,874	5.28%	$415,785	$5,080	4.96%
Securities:	277,308	1,382	2.02%	234,966	1,300	2.24%
Other short-term investments	15,733	27	0.70%	20,832	23	0.45%
Total earning assets	744,029	7,283	3.97%	671,583	6,403	3.87%
Cash and due from banks	11,396			9,915
Premises and equipment	29,076			24,946
Intangibles	6,381			4,291
Other assets	26,587			26,228
Allowance for loan losses	(4,240)			(4,236)
Total assets	$813,229			$732,727
Interest-bearing liabilities
Interest-bearing transaction accounts	132,997	39	0.12%	124,029	38	0.12%
Money market accounts	152,797	96	0.25%	116,326	66	0.23%
Savings deposits	55,137	16	0.12%	50,191	14	0.11%
Time deposits	193,308	275	0.58%	174,384	311	0.72%
Other borrowings	62,977	409	2.63%	77,435	478	2.50%
Total interest-bearing liabilities	597,216	835	0.57%	542,365	907	0.68%
Demand deposits	134,596			121,060
Other liabilities	5,865			5,677
Shareholders' equity	75,552			63,625
Total liabilities and shareholders' equity	$813,229			$732,727

Cost of funds including demand deposits			0.46%			0.55%
Net interest spread			3.40%			3.19%
Net interest income/margin		$6,448	3.51%		$5,496	3.32%
Net interest income/margin (taxable equivalent)		$6,635	3.62%		$5,637	3.40%